As filed with the Securities and Exchange Commission on September 27, 1999
                                                    Registration No. 333-
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                          Hovnanian Enterprises, Inc.

            (Exact name of registrant as specified in its charter)

          Delaware                                 22-1851059
(State or other jurisdiction of                 (I.R.S. Employer
 incorporation or organization)                Identification No.)

                               10 Highway 35
                                P.O. Box 500
                         Red Bank, New Jersey 07701
                              (732) 747-7800
            (Address, including zip code, and telephone number,
     including area code, of registrant's principal executive offices)
                              Paul W. Buchanan
                         Hovnanian Enterprises, Inc.
                              10 Highway 35
                                P.O. Box 500
                         Red Bank, New Jersey 07701
                             (732) 747-7800
            (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                Copies to:

                         Vincent Pagano, Jr., Esq.
                      Simpson Thacher & Bartlett
                         425 Lexington Avenue
                     New York, New York 10017-3909
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /_/

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. /_/

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   /_/

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /_/

                        CALCULATION OF REGISTRATION FEE

                                                        Proposed Maximum     Proposed Maximum         Amount of
        Title of Shares               Amount to         Aggregate Price          Aggregate           Registration
        To Be Registered            Be Registered         Per Unit<F(1)>        Offering Price<F(1)>     Fee
      Class A common stock            1,083,454              $8.5625              $9,277,074.88        $2,578.00

[FN]
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed on the basis of the average high and low prices per share of the common stock on the American Stock Exchange on September 24, 1999.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                    Subject to Completion, dated September 27, 1999

                 Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

        PROSPECTUS
                              Hovnanian Enterprises, Inc.
                       1,083,454 Shares of Class A Common Stock

                 All of the Class A common stock offered hereby may be sold from time to time by and for the account of the selling shareholders named in this prospectus.

                 The methods of sale of the Class A common stock offered hereby are described under the heading "Plan of Distribution." We will receive none of the proceeds from such sales. We will pay all expenses, except for the underwriting and brokerage expenses, fees, discounts and commissions, which will all be paid by the selling shareholders, incurred in connection with the offering described in this prospectus.

                 The selling shareholders and any broker-dealers that participate in the distribution of the Class A common stock offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). As a result, any commission or profit on the resale of shares received by such broker-dealers may be deemed to be underwriting commissions and discounts under the Securities Act. Upon being notified by the selling shareholders that any material arrangement has been entered into with a broker or dealer for the sale of the shares through a secondary distribution, or a purchase by a broker or dealer, a supplemented prospectus will be filed, if required, disclosing among other things the names of such brokers and dealers, the number of shares involved, the price at which such shares are being sold and the commissions paid or the discounts or concessions allowed to such broker-dealers.

                 The Class A common stock of the Company is listed on the American Stock Exchange (Symbol: HOV). On September __, 1999, the
        closing price of the shares was $        per share.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The date of this Prospectus is         , 1999.

                             AVAILABLE INFORMATION


         We are subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith file reports, proxy statements and other information with the SEC. Reports, proxy statements and other information filed by us may be inspected and copied at the public reference facilities maintained by the SEC, 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549; and at regional offices of the SEC at the Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be inspected and copied at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006, on which our Class A common stock is listed. In addition, the SEC maintains a site on the World Wide Web portion of the Internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of such site is http://www.sec.gov.

         As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the registration statement on Form S-3, as amended, of which this Prospectus is a part. For further information with respect to the Company and the Class A common stock, reference is made to the registration statement and the exhibits thereto.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         We hereby incorporate by reference in this prospectus the following documents previously filed with the Commission pursuant to the Securities Exchange Act of 1934:

         - The Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1998;

         - The Company's Quarterly Reports on Form 10-Q for the quarters ended January 31, 1999, April 30, 1999 and July 31, 1999; and

         - The description of the Company's capital stock contained in the Company's Registration Statement on Form 8-A dated August 23, 1983 incorporating by reference the "Description of Securities" in the Company's Registration Statement on

                 Form S-1 Registration No. 2-85198 with respect to the registration of the Class A common stock.

         Each document filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Class A common stock pursuant hereto shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of filing of such document. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained in this Prospectus or in any subsequently filed document that also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

         We will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents that are incorporated by reference in this Prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Paul W. Buchanan, Senior Vice President--Corporate Controller, Hovnanian Enterprises, Inc., 10 Highway 35, P.O. Box 500, Red Bank, New
Jersey 07701, telephone (732) 747-7800.

                                  THE COMPANY


         We design, construct and market high quality single-family detached homes and attached condominium apartments and townhouses in planned residential developments in the Northeast Region (primarily in New Jersey, southern New York state, and eastern Pennsylvania), North Carolina, northern Virginia and Maryland, southern California, southeastern Florida, and Poland. We market our homes to first-time buyers, first- and second-time move-up buyers, luxury buyers and active adult buyers and empty nesters. We offer a variety of homestyles at prices ranging from $41,000 to $921,000 with an average sales price in fiscal 1998 of $216,000. We are currently offering homes for sale in 75 communities. Since the incorporation of our predecessor company in 1959, we have delivered in excess of 62,000 homes.

         Hovnanian was originally incorporated in New Jersey in 1967 as successor to a business founded in 1959 by Kevork S. Hovnanian and became a Delaware corporation in August 1983. Hovnanian maintains its executive offices at 10 Highway 35, P.O. Box 500, Red Bank, New Jersey 07701, and its telephone number is (732) 747-7800.

                                USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the shares offered by the selling shareholders.

                             SELLING SHAREHOLDERS

         The selling shareholders listed below received shares as part of the consideration in connection with our acquisition of the Matzel and Mumford Organization, Inc., GM Construction, Inc., Matzel & Mumford Development Corp., M&M Land Co., Inc., Matzel & Mumford Mortgage Funding, Inc., Matzel & Mumford at High Pointe, Inc. and Matzel & Mumford at East Hanover, Inc. (together, the "Companies").

         The following table states the number of shares of our outstanding Class A common stock that the selling shareholders own resulting from payments made in our Class A common stock in connection with our acquisition of the Companies, the number of such shares that may be sold for the account of the selling shareholders, and the number of shares that will be owned by the selling shareholders assuming the sale of all the shares offered hereby.

                                                                                Number of         Number of Shares
                                                                            Shares of Class A        of Class A
                                          Number of Shares of Class A        common stock to        common stock
Selling Shareholder                          common stock Owned<F(1)>               be Sold          Owned After Sale

Roger Mumford                                               541,727                 541,727                     0
Bruce Matzel                                                541,727                 541,727                     0
                                                         __________               _________              _________
Total Class A common stock                                1,083,454               1,083,454                     0


[FN]
(1) Includes Class A common stock known by us to be owned by the selling shareholder as of September 27, 1999 and shares the Selling Shareholders will be entitled to purchase within 60 days after the date hereof pursuant to outstanding options.


                             PLAN OF DISTRIBUTION

         We have been advised that the distribution of the Class
A common stock by the selling shareholders may be effected from time to time in one or more transactions (which may involve block transactions) (i) on the American Stock Exchange in transactions that may include special offerings and exchange distributions pursuant to and in accordance with the rules of such exchanges, (ii) in the over-the-counter market or (iii) in transactions otherwise than on such exchanges or in the over-the-counter market, or in a combination of any such transactions. Such transactions may be effected by the selling shareholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The selling shareholders may effect such transactions by selling the Class A common stock to or through broker-dealers and such broker-dealers will receive compensation in the form of discounts or commissions from the selling shareholders and may receive commissions from the purchasers of the Class A common stock for whom they may act as agent (which discounts or commissions from the selling shareholders or such purchasers will not exceed those customary in the type of transactions involved).

         Any broker-dealers that participate with the selling shareholders in the distribution of the Class A common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions or discounts received by such broker-dealers and any profit on the resale of the Class A common stock by such broker-dealers might be deemed to be underwriting discounts and commissions under such act.

         Upon being notified by the selling shareholders that any material arrangement has been entered into with a broker or dealer for the sale of the Class A common stock through a secondary distribution, or a purchase by a broker or dealer, a supplemented prospectus will be filed, if required, pursuant to Rule 424(b)

                 -        The names of such broker-dealers;
                 -        The number of shares involved;
                 -        The price at which such shares are being sold;
                 - The commission paid or the discounts or concessions allowed to such broker-dealer;
                 - Where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and
                 -        Other facts material to the transaction.


                                 LEGAL MATTERS

         Certain legal matters with respect to the validity of the Class A common stock will be passed upon for us by Simpson Thacher & Bartlett, New York, New York.


                                    EXPERTS


         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedules included in our Annual Report on form 10-K for the year ended October 31, 1998, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

         The estimated expenses payable by Hovnanian in connection with the offering described in this Registration Statement are as follows:

Registration Fee                                     $ 2,578.00
Legal fees and expenses                               15,000.00
Accounting fees and expenses                           4,000.00
Printing and duplicating expenses                        500.00
Miscellaneous expenses                                   500.00
   Total                                             $22,578.00


Item 15. Indemnification of Directors and Officers.

         Hovnanian is a Delaware corporation. Section 145 of the General Corporation Law of the State of Delaware grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 102(b)(7) of the General Corporation Law of the State of Delaware enables a corporation in its certificate of incorporation or an amendment thereto validly approved by stockholders to limit or eliminate the personal liability of the members of its board of directors for violations of the directors' fiduciary duty care.

         Article EIGHTH of Hovnanian's Restated Certificate of Incorporation contains the following provisions with respect to indemnification:

                 No director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this Article shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. This Article shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date on which this Article becomes effective. Any repeal or modification of this Article Eighth shall not adversely affect any right or protection of a director of the Company existing hereunder with respect to any act or omission occurring prior to the time of such repeal or modification.

         Hovnanian maintains a liability insurance policy providing coverage for its directors and officers in an amount up to an aggregate limit of $10,000,000 for any single occurrence.

Item 16. Exhibits.
           4.1(a)   Certificate of Incorporation of the Company
                          Incorporated by reference to Exhibits to
                          Registration Statement (No. 2-85198) on Form S-1 of the Company
           4.1(b)   Certificate of Amendment of Certificate of Incorporation
                          of the Company
                          Incorporated by reference to Exhibits to Annual Report on Form 10-K for the year ended
                          February 28, 1994
           4.2      By-Laws of the Company
                          Incorporated by reference to Exhibits to Annual Report on Form 10-K for the year ended
                          February 28, 1994
           4.3      Specimen Class A common stock Certificate
                          Incorporated by reference to Exhibits to Annual Report on Form 10-K for the year ended February 28, 1994
           5.1      Opinion of Simpson Thacher & Bartlett as to the validity of the issuance of Class A common stock
          23.1      Consent of Ernst & Young LLP, independent auditors
          23.4      Consent of Simpson Thacher & Bartlett (included in Exhibit
                          5.1)
          24        Powers of Attorney (included on pages II-3 hereof)


Item 17. Undertakings.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected on the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraph (1)(i) and (1)(ii) above do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities

Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in response to
Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Red Bank State of New Jersey, on September 27, 1999.

                                           Hovnanian Enterprises, Inc.

                                           By:  /s/ Peter S. Reinhart
                                               ----------------------------
                                                    Peter S. Reinhart


                       SIGNATURES AND POWERS OF ATTORNEY

         Each person whose signature appears below authorizes Paul W. Buchanan or Peter S. Reinhart, or any of them, as his attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his name and on his behalf, in any and all capacities, this Amendment to the Registration Statement on Form S-3 relating to the Class A common stock and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)) necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

       Signature                     Title                       Date

/s/ Kevork S. Hovnanian
------------------------
 Kevork S. Hovnanian         Chairman of the Board         September 27, 1999


/s/ Ara K. Hovnanian   Chief Executive Officer, President  September 27, 1999
------------------------
 Ara K. Hovnanian                and Director

/s/ Paul W. Buchanan    Senior Vice President--Corporate   September 27, 1999
------------------------
 Paul W. Buchanan           Controller and Director

/s/ Peter S. Reinhart        Senior Vice President,        September 27, 1999
------------------------
 Peter S. Reinhart          General Counsel and Director


/s/ J. Larry Sorsby        Senior Vice President,          September 27, 1999
------------------------
 J. Larry Sorsby      Treasurer, Chief Financial Officer
                               and Director

*By  /s/  Peter S. Reinhart                                September 27, 1999
    ------------------------
    Peter S. Reinhart
    Attorney-in-fact

                               INDEX TO EXHIBITS

 Exhibit
 Number                       Description of Exhibits

 4.1(a)  Certificate of Incorporation of the Company
                 Incorporated by reference to Exhibits to Registration Statement (No. 2-85198) on Form S-1 of the Company
 4.1(b)  Certificate of Amendment of Certificate of Incorporation of the
                 Company
                 Incorporated by reference to Exhibits to Annual
                 Report on Form 10-K for the year ended February 28, 1994
4.2      By-Laws of the Company
                 Incorporated by reference to Exhibits to Annual Report on Form 10-K for the year ended February 28, 1994
4.3      Specimen Class A common stock
                 Certificate incorporated by reference to Exhibits to Annual Report on Form 10-K for the year ended February 28, 1994
5.1      Opinion of Simpson Thacher & Bartlett as to the validity of the issuance of the Class A common stock
23.1     Consent of Ernst & Young LLP, independent auditors
23.4     Consent of Simpson Thacher & Bartlett (included in Exhibit 5.1)
24       Powers of Attorney (included on pages II-3 and II-4 hereof)